Exhibit 4.11

SECURITIES EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT, dated as of May 27, 2004 (this “Agreement”), among Teleglobe International Holdings Ltd, a Bermuda company (“Teleglobe”), Teleglobe Bermuda Holdings Ltd, (the “Parent”) and the Holders specified on the signature pages to this Agreement (the “Holders”).

WHEREAS, Parent is a party to that certain Shareholders’ Agreement, dated as of October 1, 2003, by and among Parent and certain directors and officers party thereto, as amended by Amendment No. 1 to the Shareholders’ Agreement, dated as of March 26, 2004, by and among Parent, TLGB Acquisition LLC and certain directors and officers party thereto (the “Shareholders’ Agreement”);

WHEREAS, Parent is a party to that certain Repurchase Agreement, dated as of March 26, 2004, by and among Parent and certain persons listed on the signature pages thereto (the “Repurchase Agreement”), and that certain Repurchase Agreement, dated as of March 26, 2004, by and between Parent and Gemini Trust (the “Gemini Repurchase Agreement”);

WHEREAS, Parent has assigned its rights and obligations under the Shareholders’ Agreement, the Repurchase Agreement, and the Gemini Repurchase Agreement to Teleglobe pursuant to a novation agreement dated as of the date hereof (the “Novation Agreement”);

WHEREAS, in connection with the merger of a subsidiary of Teleglobe and ITXC Corp. (“ITXC”) pursuant to the Agreement and Plan of Merger, dated as of November 4, 2003, among Parent, Teleglobe (pursuant to a joinder agreement), VEX Merger Subsidiary Corp. (“VEX”) and ITXC, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 6, 2004 among, Teleglobe, VEX and ITXC, the certain officers (or trusts of which such officers are beneficiaries) party to the Shareholders’ Agreement desire to exchange with Parent their common shares in Parent (the “Exchange Securities”), set forth opposite such Holder’s name on Schedule I hereto, for common shares of Teleglobe owned by Parent (the “Teleglobe Shares”) on a one-for-one basis, in the amounts set forth opposite each Holder’s name on Schedule I hereto;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.   Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Bermuda are authorized or required by law or executive order to close.

“Closing” has the meaning set forth in Section 2.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2 of this Agreement.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Companies” means Parent and Teleglobe, and each is a “Company”.

“Exchange Securities” has the meaning set forth in the recitals to this Agreement.

“Gemini Repurchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holders” has the meaning set forth in the preamble to this Agreement.

“ITXC” has the meaning set forth in the recitals to this Agreement.

“Lien” means any pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Novation Agreement” has the meaning set forth in the recitals to this Agreement.

“Orders” has the meaning set forth in Section 3.2 of this Agreement.

“Parent “ has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Repurchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Security Agreements means the Shareholders’ Agreement, Gemini Repurchase Agreement and the Repurchase Agreement.

“Shareholders’ Agreement” has the meaning set forth in the recitals to this Agreement.

“Teleglobe” has the meaning set forth in the preamble to this Agreement.

“Teleglobe Shares” has the meaning set forth in the recitals to this Agreement.

“VEX” has the meaning set forth in the recitals to this Agreement.

ARTICLE II

EXCHANGE OF SECURITIES

2.1   Exchange Securities. Subject to the terms and conditions set forth herein, at the Closing (as defined below) the Holders shall deliver to Parent and Parent shall receive for cancellation from the Holders the Exchange Securities, in the respective amounts set forth on Schedule I hereto, in exchange for the transfer and delivery of the Teleglobe Shares on a one-for-one basis, in the respective amounts set forth on Schedule I hereto.

2.2   Closing. (a) The closing of the exchange of the Exchange Securities for Teleglobe Shares (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, on the date hereof or at such other time, place and date that the Companies and the Holders may agree in writing (the “Closing Date”).

(b)   At the Closing: (i) the Holders shall tender for cancellation their certificates for the Exchange Securities, free and clear of all Liens to Parent; (ii) the Parent’s register of members shall be updated to cancel the Holders as owners of the Exchange Securities; (iii) Parent shall transfer and deliver all right, title and interest in and to the Teleglobe Shares, free and clear of all Liens (other than Liens created by the Holders, under the Security Agreements, as applicable or pursuant to federal and state securities Laws), to the Holders and the Parent shall deliver to the Holders completed share transfer forms transferring the Teleglobe Shares to the Holders in the respective amounts set forth on Schedule 1 hereto together with the applicable share certificate and/or such other documents as may be necessary to effectuate such transfer, (iv) Teleglobe’s register of members shall be updated to include the Holders as owners of the Teleglobe Shares in the respective amounts set forth on Schedule I hereto; (v) the Companies and each Holder shall execute and deliver to the others the Novation Agreement and (vi) the Companies and each Holder shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such certificates and other documents as are necessary to effect the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies represent and warrant to each of the Holders as follows:

3.1   Existence and Power. Teleglobe and Parent are companies duly organized, validly existing and in good standing under the laws of Bermuda. Each of the Companies has all requisite corporate power and authority to execute, deliver and carry out the transactions contemplated by this Agreement.

3.2   Authorization; No Contravention. The execution, delivery and performance by each of the Companies of this Agreement, and the transactions contemplated hereby and thereby (a) have been duly authorized by the Board of Directors or each Company; (b) do not contravene the terms of the Security Agreements, the memorandum of association and bye-laws of the Companies; and (c) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Companies.

3.3   Governmental Authorization; Third Party Consents. Except for applicable requirements, if any, under state blue sky laws, The Exchange Control Act 1972 of Bermuda (and the regulations made thereunder) and the Bermuda Companies Act of 1981, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Companies of this Agreement to which each such Person is a party or the transactions contemplated hereby and thereby.

3.4   Additional Representations. (a) All action required to be taken by Parent as a condition to the transfer of the Teleglobe Shares has been taken. The Teleglobe Shares (upon transfer to the Holders as of the Closing Date in accordance with the terms hereof) constitute duly and validly issued common shares in Teleglobe. Upon consummation of the transfer of the Teleglobe Shares, the Holders will receive good title to the Teleglobe Shares, free and clear of any and all Liens, other than any restrictions on transfer set forth in the Security Agreements and under applicable law.

(b)   Assuming the accuracy of the representations of the Holders, the transfer of the Teleglobe Shares is exempt from the registration requirements of the Securities Act, as amended, and the qualification or registration requirements of state blue sky laws.

(c)   There is no action, suit, proceeding or investigation pending, or to the Companies’ knowledge, currently threatened, against the Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each of the Holders hereby represents and warrants, severally and not jointly, to the Companies as follows:

4.1   Existence and Power. If such Holder is not an individual, such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

4.2   Authorization; No Contravention. The execution, delivery and performance by such Holder of this Agreement, (a) if such Holder is not an individual, (i) have been duly authorized by all necessary action and (ii) do not contravene the terms of such Holder’s organizational documents or any amendment thereof, (b) except as set forth in the Security Agreements, do not violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under any Requirement of Law applicable to such Holder and (c) do not violate any Orders of any Governmental Authority against, or binding upon, such Holder.

4.3   Governmental Authorization; Third Party Consents. Except as set forth in the Security Agreements and except for applicable requirements, if any, under state blue sky laws, The Exchange Control Act 1972 of Bermuda (and the regulations made thereunder) and Bermuda Companies Act of 1981, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Holder of this Agreement or the transactions contemplated hereby.

4.4   Acquisition for Own Account. The Teleglobe Shares to be acquired by such Holder pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Teleglobe Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. If such Holder should in the future decide to dispose of any of such Teleglobe Shares, such Holder understands and agrees that it may do so only in compliance with the Security Agreements, the Securities Act and applicable state and foreign securities laws as then in effect.

4.5   Restricted Securities. Such Holder understands that (i) the Teleglobe Shares are not registered under the Securities Act for the reason that the transfer of Teleglobe Shares provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act at the time of their transfer, (ii) the Teleglobe Shares may be transferred only in accordance with the terms of this Agreement and the Security Agreements, as applicable, (iii) the reliance of the Companies on such exemption is predicated in part on such Holder’s representations set forth herein, and (iv) such Teleglobe Shares cannot be sold, transferred or otherwise disposed off unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

4.6   Accredited Investor. Such Holder is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. Such Holder acknowledges that such Holder has had a full opportunity to request from the Companies and to review and has received all information which it deems relevant in making a decision to acquire the Teleglobe Shares being acquired by it hereunder and is relying on its own due diligence and the representations and warranties of the Companies made herein in making this investment.

ARTICLE V

MISCELLANEOUS

5.1   Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto. No failure or delay on the part of the Companies or the Holders in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Companies or the Holders at law, in equity or otherwise.

5.2   Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

(a)	if to Parent or Teleglobe:

P.O. Box HM 1154

10 Queen Street

Hamilton HM EX

Bermuda

Attention: Chairman

Facsimile: (441) 292-0829

with copies to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman Esq.

Facsimile: (212) 593-5955

(b)	if to the Holders, to the address listed for such Holder in Schedule I to this Agreement.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 5.2 designate another address or Person for receipt of notices hereunder.

5.3   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. No Holder may assign any of its rights or obligations under this Agreement without the prior written consent of Teleglobe.

5.4   Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.5   Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

5.6   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law to the contrary.

5.7   Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

5.8   Entire Agreement. This Agreement, together with the schedules hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

5.9   Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Securities Exchange Agreement on the date first written above.

TELEGLOBE INTERNATIONAL HOLDINGS, LTD

	By:	/S/ GERALD PORTER STRONG
Name: Gerald Porter Strong
Title: President and CEO

TELEGLOBE BERMUDA HOLDINGS LTD

	By:	/S/ SETH PLATTUS
Name: Seth Plattus
Title: Deputy Chairman

HOLDERS:

GEMINI TRUST

By:	ROYAL BANK OF CANADA TRUST COMPANY (BAHAMAS) LIMITED, as Trustee

	By:	/S/ BARBARA CARROLL
Name: Barbara Carroll
Title: Senior Trust Officer

	By:	/S/ KANDORLYN THEOPHILUS
Name: Kandorlyn Theophilus
Title: Trust Officer

THE WILLETT TRUST

	By:	Richard David Willett, Sr., as Trustee

/s/ RICHARD DAVID WILLETT, SR. Richard David Willett, Sr.

/S/ SERGE FORTIN Serge Fortin

/S/ DANIEL BERGERON Daniel Bergeron

/S/ HENRI ALEXANDRE Henri Alexandre

/S/ MICHEL GUYOT Michel Guyot

/S/ JEAN-PIERRE GRATTON Jean-Pierre Gratton

SCHEDULE I

HOLDERS

Transferee	Address	No. of Exchange Securities being transferred	No. of Teleglobe Shares to be transferred
The Royal Bank of Canada Trust Company Bahamas Ltd. as trustee of the Gemini Trust	c/o Barbara Carroll Royal Bank of Canada Trust Company (Bahamas) Limited P.O. Box N-3024 Nassau, Bahamas	1,096,163.523	1,096,163.523
Richard D. Willett Sr as trustee of the Willett Trust	c/o Richard D. Willett, Sr., Trustee 25 Rowe Road Skowhegan, ME 04976	674,562.168	674,562.168
Henri Alexandre	7670 des Vendéens Ville d’Anjou, Québec H1K 1S6	70,266.8925	70,266.8925
Daniel Bergeron	24 Jean-Louis Lapierre St-Constant, Québec J5K 1L8	168,640.542	168,640.542
Serge Fortin	1020 boul L’Assomption Repentigny J6A 5H5	210,800.6775	210,800.6775
Jean-Pierre Gratton	23 Miller Drive Georgetown, Ontario L7G 5P7 Canada	70,266.8925	70,266.8925
Michel Guyot	22 de Vincennes Blaineville, Québec Canada, J7B 1W6	70,266.8925	70,266.8925

Total		2,360,967.588	2,360,967.588